Exhibit  99.1

StatSure Diagnostic Systems, Inc. Announces First Quarter Revenues And Management Changes

StatSure Diagnostic Systems, Inc. (OTCB - “SSUR”) today announced its financial results for the three months ended March 31, 2008. The increase in revenue for the three months in 2008 consists of greater sales of our saliva collectors and an increase in license fees from the Company’s various license agreements with ChemBio and Inverness.

	Three Months Ended March 31,
	2008	2007
Product Sales	$224,370	$142,862
Royalty and Other Income	35,800	10,986
Selling, general and administrative	244,579	495,604

Additionally, the Company announced that effective July 1, 2008, Mr. Steve M. Peltzman, Chairman of the Board and Chief Executive Officer, and Mr. D. Bruce Pattison, President, Chief Operating Officer and Director, have resigned. Messrs Peltzman and Pattison, have indicated that they will enter into Consulting Agreements with StatSure. In addition, Mr. Richard Woodrich has resigned as Director.  Concurrently, the Board elected Mr. Moishe Bodner, currently Vice President of the Company, as Chief Executive Officer and Director, and Mr. Leo Ehrlich, the current Chief Financial Officer and Director, was elected as the President, Chief Operating Officer effective July 1, 2008.

The incoming Chief Executive Officer noted that the Company accepted the resignations of Mr. Peltzman and Mr. Pattison with regret, and thanked them for their services.  As Mr. Bodner pointed out “Their commercial leadership and expertise with respect to strategic partnering and regulatory affairs raised StatSure to a new level in consummating the transactions with Inverness and ChemBio, as well as other transactions which will allow us to increase the revenues and margins from our existing products and technology. While they have reduced their time commitments to the Company, StatSure will be able to avail itself of their knowledge and expertise as consultants to the Company.”

The Company also announced that it had been granted a patent on one of its key technologies in Brazil.

For further information, please contact:
Mo Bodner 347-394-3641
mobodner@statsure.com